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                                   Exhibit 21

Subsidiaries of UST Corp.(*)

            USTrust (1)
            United States Trust Company
            Mosaic Corp.
            Firestone Financial Corp. (2)
            Firestone Financial Canada Ltd. (3)
            UST Leasing Corporation (2)
            UST Securities Corp. (2)
            UST Capital Corp. (4)
            Walden Financial Corp. (2)
            Walden Securities Corporation, Inc. (2)
            Bra-Prop Corp. (2)
            Braintree Securities Corp. (2)
            Braintree Savings Corporation (2)
            UST Auto Lease Corp. (2)
            USTrust Securities Corp. (5)
            UST Realty Trust, Inc. (6)

         (*)Each of the above subsidiaries of UST Corp. is a Massachusetts corporation or trust company. Other than USTrust which does business under the names of both USTrust and USTrust Bank, each of the above entities does business only under its corporate name. The foregoing list does not include the names of inactive subsidiaries or the names of subsidiaries of banking entities which subsidiaries have been organized to hold foreclosed property, or other assets held in satisfaction of debts previously contracted by the applicable banking entity.

        (1) Wholly-owned by Mosaic Corp.

        (2) Wholly-owned by USTrust.

        (3) Wholly-owned by Firestone Financial Corp.

        (4) Wholly-owned by United States Trust Company.

        (5) Wholly-owned by UST Securities Corp.

        (6) Organized in February, 1998 as a wholly-owned subsidiary of Bra-Prop Corp.